Exhibit 14

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 2, 2002, relating to the financial statements and financial highlights which appear in the June 30, 2002 Annual Report to Shareholders of the Matrix Advisors Value Fund, Inc., which are also incorporated by reference into this Registration Statement.  We also consent to the references to us under the headings “Experts” and “Independent Accountants” in such Registration Statement.

/s/ Tait, Weller & Baker

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania

July 30, 2003